Results from Phase 2 Study of GCS-100 in Chronic Kidney Disease Being Presented at American Society of Nephrology Kidney Week

Primary Endpoint Met; Statistically Significant Improvement in Kidney Function Observed
Improvement More Pronounced in Diabetic Patients
Results Reproduced in Extension Study

PHILADELPHIA, PA - November 12, 2014 - La Jolla Pharmaceutical Company (Nasdaq: LJPC) (the Company or La Jolla), a leader in the development of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening diseases, today announced that detailed results from its Phase 2 study of GCS-100 in chronic kidney disease (CKD) patients are being presented at a poster session (Glomerular and Tubulointerstitial Disease: Clinical Trials and Outcomes, November 13, 10:00 am - 12:00 pm Eastern Standard Time, Poster TH-PO460) at the American Society of Nephrology’s (ASN) Kidney Week Annual Meeting. GCS-100, which blocks the activity of the pro-fibrotic mediator galectin-3, has the potential to be a first-in-class disease-modifying agent for the treatment of diseases characterized by progressive tissue fibrosis, such as CKD.

This multicenter, randomized, blinded, placebo-controlled, Phase 2 study in 121 advanced CKD patients met its primary efficacy endpoint of a statistically significant improvement in kidney function. Specifically, GCS-100, at a dose of 1.5 mg/m2, led to a statistically significant (p=0.045) improvement in estimated glomerular filtration rate (eGFR) versus placebo after 8 weeks of dosing. This improvement, compared to placebo, was maintained 5 weeks following the completion of dosing (p=0.07). No statistically significant improvement in eGFR was observed in the 30 mg/m2 dose group. The lack of consistent response in the 30 mg/m2 group may be due to off-target drug effects, as this dose is 1,400-fold in excess, on a molar basis, versus known circulating galectin-3 levels. Off-target effects may include antagonizing other galectins like galectin-9, which has opposing biological effects to galectin-3.

GCS-100 CKD Phase 2 Results - All Patients
Dose Group	Placebo (n=40)	1.5 mg/m2 (n=41)	30 mg/m2 (n=36)
Change in eGFR at Week 8 (mL/min/1.73m2)	-0.6	1.3	0.1
P Value (vs. Placebo)		0.045	NS

Change in eGFR at Week 12 (mL/min/1.73m2)	-1.5	0.2	0.0
P Value (vs. Placebo)		0.07	NS

GCS-100’s effect on eGFR was more pronounced (p=0.029) in the prospectively defined subset of patients with diabetic etiology. Analysis of this subset was predefined based on the observation that galectin-3 is elevated in the kidneys of diabetic CKD patients, and the level of galectin-3 correlates with proteinuria (a marker of kidney health) in these patients.

GCS-100 CKD Phase 2 Results - Patients with Diabetes
Dose Group	Placebo (n=29)	1.5 mg/m2 (n=24)	30 mg/m2 (n=26)
Change in eGFR at Week 8 (mL/min/1.73m2)	-0.5	2.3	-0.3
P Value (vs. Placebo)		0.029	NS

GCS-100 was well-tolerated. There were no serious adverse events, no Grade 3/4 adverse events and no early study discontinuations in the 1.5 mg/m2 group. There was no observed effect on blood pressure in any dose group.

“We are highly encouraged by these results,” stated Pablo E. Pergola, M.D., Ph.D., Director of the Clinical Advancement Center subsidiary of Renal Associates P.A. and Clinical Associate Professor of Medicine at the University of Texas Health Science Center at San Antonio. “The steady improvement in eGFR over time that was maintained five weeks following the last dose and the lack of a hemodynamic effect both lend support to GCS-100’s novel, anti-fibrotic mechanism. Chronic kidney disease remains a major medical problem, with tissue fibrosis at its core.”

An extension study is currently being conducted in which patients from the Phase 2 study were re-randomized to receive either 1.5 or 30 mg/m2 of GCS-100 (complete data available through week 16). Of the 93 patients enrolled in total, 33 patients had previously received placebo in the Phase 2 study before being treated with GCS-100 in the extension study. This group, which represents a set of patients receiving GCS-100 for the first time, was analyzed for efficacy. Consistent with the blinded Phase 2 results, the 1.5 mg/m2 group experienced a significant improvement in eGFR. This is the case when comparing these patients’ response to both: (1) the response in the parallel randomized group receiving 30 mg/m2 (p=0.04); and (2) the previous response to placebo in the blinded Phase 2 study for placebo-treated patients enrolled in the extension study (p=0.02).

GCS-100 Extension Study Results - Phase 2 Placebo Patients
Dose Group	Placebo* (n=33)	1.5 mg/m2 (n=20)	30 mg/m2 (n=13)
Change in eGFR at Week 16 (mL/min/1.73m2)	-2.0	1.3	-1.8
P Value (vs. Placebo)		0.02	NS
P Value (vs. 30 mg/m2 Dose Group)		0.04
*Previous response to placebo in the blinded Phase 2 study for placebo-treated patients enrolled in the extension study (baseline to week 12)

“We want to thank all of the patients and investigators who contributed to making this study a success,” said George Tidmarsh, M.D., Ph.D., President and Chief Executive Officer of La Jolla. “We look forward to advancing GCS-100 to the next phase of development in chronic kidney disease, and to bringing this potentially important therapy one step closer to the many patients suffering from this terrible disease.”

About GCS-100

GCS-100, La Jolla’s first-in-class galectin-3 inhibitor, is a complex polysaccharide derived from pectin that binds to, and blocks the activity of, the pro-fibrotic mediator galectin-3, a type of galectin. Over-expression of galectin-3 has been implicated in a number of human diseases characterized by progressive tissue fibrosis, such as chronic kidney disease (CKD). La Jolla is developing GCS-100 for the treatment of CKD. The Company recently completed a multicenter, randomized, placebo-controlled, Phase 2 study in CKD patients in which treatment with GCS-100 resulted in a statistically significant improvement in kidney function compared to placebo.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening diseases. The Company has four product candidates in development. LJPC-501 is La Jolla’s proprietary formulation of angiotensin II for the potential treatment of catecholamine-resistant hypotension (CRH) and hepatorenal syndrome (HRS). GCS-100 is La Jolla’s first-in-class galectin-3 inhibitor for the potential treatment of chronic kidney disease (CKD). LJPC-1010, La Jolla’s second-generation galectin-3 inhibitor, is a more potent and purified derivative of GCS-100 that can be delivered orally for the potential treatment of nonalcoholic steatohepatitis (NASH) and other diseases characterized by tissue fibrosis. LJPC-401 is La Jolla’s novel formulation of hepcidin for the potential treatment of iron overload. For more information on La Jolla, please visit http://www.ljpc.com.

About the American Society of Nephrology and Kidney Week

The American Society of Nephrology (ASN) leads the fight against kidney disease by educating health professionals, sharing new knowledge, advancing research and advocating the highest quality care for patients. Kidney Week is the world's premier nephrology meeting, providing participants exciting and challenging opportunities to exchange knowledge, learn the latest scientific and medical advances, and listen to engaging and provocative discussions with leading experts in the field.

Forward-Looking Statement Safe Harbor

This document and the poster presentation referred to herein contain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to the Company’s expectations regarding future events or the Company’s future results of operations. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, any one of which may cause actual results to be materially different from these forward-looking statements. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties and other factors are described in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), all of which are available free of charge on the SEC’s web site http://www.sec.gov. These risks include, but are not limited to, risks relating to the future development of GCS-100 for the treatment of CKD and the success of future development activities for this and other drug development programs sponsored by the Company. Subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in the Company’s reports filed with the SEC. The Company expressly disclaims any intent to update any forward-looking statements.

Contacts

George F. Tidmarsh, M.D., Ph.D.
President & Chief Executive Officer
La Jolla Pharmaceutical Company
Phone: (858) 207-4264
Email: GTidmarsh@ljpc.com

or

Chester S. Zygmont, III
Senior Director of Finance
La Jolla Pharmaceutical Company
Phone: (858) 207-4262
Email: czygmont@ljpc.com